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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Luby’s, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Luby’s, Inc.

2211 Northeast Loop 410

San Antonio, Texas 78217-4673
210/654-9000

Mailing Address:
P.O. Box 33069
San Antonio, Texas 78265-3069

www.lubys.com

January 23, 2004

Dear Shareholders:

      On behalf of our Board of Directors, we are pleased to invite you to attend the 2004 Annual Meeting of Shareholders of Luby’s, Inc. to be held on Thursday, February 26, 2004, at 9:00 a.m., Central time, at the Hilton San Antonio Airport Hotel, 611 Northwest Loop 410, San Antonio, Texas. All record holders of Luby’s outstanding common shares at the close of business on January 22, 2004, are eligible to vote on matters brought before this meeting.

      At this year’s meeting, you will have an opportunity to vote on new terms proposed for four incumbent directors, the ratification of the appointment of Ernst & Young LLP as independent auditor for fiscal 2004, and such other matters, including a nonbinding shareholder proposal, as may properly come before the meeting. The following meeting notice and proxy statement provide information you need about the election of directors, as well as information regarding other matters to be voted on at the meeting. Presentations will also be made to review with shareholders the progress made in implementing the business plan approved during the Company’s 2003 fiscal year, as well as to discuss the Company’s plans for the future. There will be time allocated for us to address questions from the shareholders in attendance.

      Please review the following proxy statement carefully. Your vote is important, so be sure to vote your shares as soon as possible. Please review the enclosed proxy for specific voting instructions.

      Thank you for your loyalty and support.

Sincerely, Gasper Mir, III Chairman of the Board	Sincerely, Christopher J. Pappas President and CEO

LUBY’S, INC.

2211 Northeast Loop 410
P. O. Box 33069
San Antonio, Texas 78265-3069

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

FEBRUARY 26, 2004

       NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Luby’s, Inc., a Delaware corporation, will be held at the Hilton San Antonio Airport Hotel, 611 Northwest Loop 410, San Antonio, Texas 78216, on Thursday, February 26, 2004, at 9:00 a.m., Central time, for the following purposes:

(1)	To elect four directors to serve until the 2007 Annual Meeting of Shareholders;

(2)	To approve the appointment of Ernst & Young LLP as independent auditor for the 2004 fiscal year;

(3)	To act upon one nonbinding shareholder proposal to declassify the elections of directors; and

(4)	To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

      The Board of Directors has determined that shareholders of record at the close of business on January 22, 2004, will be entitled to vote at the meeting.

      A complete list of shareholders entitled to vote at the meeting will be on file at the Company’s corporate office at 2211 Northeast Loop 410, San Antonio, Texas, for a period of ten days prior to the meeting. During such time, the list will be open to the examination of any shareholder during ordinary business hours for any purpose germane to the meeting.

      Shareholders who do not expect to attend the meeting in person are urged to review the enclosed proxy for specific voting instructions and to choose the method they prefer for casting their votes.

By Order of the Board of Directors,

Drew R. Fuller, Jr.

Secretary

Dated: January 23, 2004

PROXY STATEMENT
VOTING PROCEDURES
ELECTION OF DIRECTORS (Item 1)
OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY
PRINCIPAL SHAREHOLDERS
INFORMATION CONCERNING MEETINGS, COMMITTEES OF THE BOARD, AND COMPENSATION OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE
APPOINTMENT OF AUDITORS (Item 2)
SHAREHOLDER PROPOSAL (Item 3)
REASONS
ACCOUNTABILITY TO SHAREHOLDERS
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
FINANCE AND AUDIT COMMITTEE REPORT
FEES PAID TO THE INDEPENDENT AUDITOR
PREAPPROVAL POLICIES AND PROCEDURES
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DEFERRED COMPENSATION
STOCK PERFORMANCE GRAPH
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
DIRECTOR NOMINATIONS FOR 2005 ANNUAL MEETING
PROXY SOLICITATION

LUBY’S, INC.

2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069

PROXY STATEMENT

       This proxy statement and the accompanying proxy are being provided to shareholders in connection with the solicitation of proxies by the Board of Directors of Luby’s, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, February 26, 2004, or at any adjournment or postponement thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about January 23, 2004.

VOTING PROCEDURES

Your Vote is Very Important

      Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Shares Outstanding, Voting Rights, and Quorum

      Only holders of record of common stock of the Company at the close of business on January 22, 2004, will be entitled to vote at the meeting or at adjournments or postponements thereof. There were 22,470,004 shares of common stock outstanding on the record date, exclusive of 4,933,063 treasury shares. Each share of common stock outstanding is entitled to one vote. The presence in person or by proxy of the holders of a majority of the shares of common stock outstanding will constitute a quorum at the meeting.

Methods of Voting

•	Shares Held in Shareholder’s Name. If your shares are held in your name, you may vote by mail, via the Internet, or by telephone. You may also vote in person by attending the meeting.

•	Shares Held in “Street Name” Through a Bank or Broker. If your shares are held through a bank or broker, you can vote via the Internet or by telephone if your bank or broker offers these options. Please see the voting instructions provided by your bank or broker for use in instructing your bank or broker how to vote. Your bank or broker cannot vote your shares without instructions from you. You will not be able to vote in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

      If your proxy card is signed and returned without specifying choices, the shares represented will be voted as recommended by the Board.

Revoking Your Proxy

•	Shares Held in Shareholder’s Name. If your shares are held in your name, whether you vote by mail, the Internet, or by telephone, you may later revoke your proxy by delivering a written statement to that effect to the Secretary of the Company prior to the date of the Annual Meeting, by a later-dated electronic vote via the Internet, by telephone, by submitting a properly signed proxy with a later date, or by voting in person at the Annual Meeting.

•	Shares Held in “Street Name” Through a Bank or Broker. If you hold your shares through a bank or broker, the methods available to you to revoke your proxy are determined by your bank or broker, so please see the instructions provided by your bank or broker.

Vote Required

      A plurality of the votes cast at the Annual Meeting is required for election as a director. Approval of the appointment of auditors requires the affirmative vote of a majority of the shares present or represented at the meeting. Approval of the nonbinding shareholder proposal described in the following paragraph and on page 15 requires the affirmative vote of a majority of the shares present or represented at the meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the meeting. Abstentions and broker nonvotes will not be included in determining the number of votes cast on any matter.

Recommendation of the Board of Directors

      The Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the appointment of Ernst & Young LLP as independent auditor for the 2004 fiscal year. The Board recommends that you vote your shares “AGAINST” the nonbinding shareholder proposal sponsored by the Harold J. Mathis, Jr. Family Limited Partnership and Harold J. Mathis, Jr. relating to the manner of election of directors of the Company.

Other Business

      The Board knows of no other matters which may be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

      It is the Company’s policy that any proxy, ballot, or other voting material that identifies the particular vote of a shareholder and contains the shareholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. The Company may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy, ballot, or other material and to the identity of the commenting shareholder. Under the policy, the inspectors of election at any shareholder meeting will be independent parties unaffiliated with the Company.

ELECTION OF DIRECTORS (Item 1)

      The shareholders elect approximately one-third of the members of the Board of Directors annually. The Board is divided into three classes, as nearly equal in number as possible, with the members of each class serving three-year terms. Currently, the Board is comprised of twelve members, four whose terms expire at the 2004 Annual Meeting, four whose terms expire in 2005, and four whose terms expire in 2006.

      Robert T. Herres, whose term as director would have expired at the 2004 Annual Meeting, resigned his directorship, effective August 27, 2003. Immediately following his resignation, the class of directors whose terms expire at the 2004 Annual Meeting was comprised of three directors. Since the Bylaws of the Company state that the three classes of directors shall be as nearly equal in number as possible, and the class of directors whose terms expire in 2006 was then comprised of five directors, Jill Griffin resigned from her position in the class whose terms expire in 2006, was appointed by the Board to fill the vacancy in the class whose terms expire at the 2004 Annual Meeting and is nominated by the Board for election to the Board at the 2004 Annual Meeting with a term expiring in 2007.

      The terms of Jill Griffin, Roger R. Hemminghaus, Christopher J. Pappas, and Jim W. Woliver will expire at the 2004 Annual Meeting of Shareholders. The Board nominates Jill Griffin, Roger R. Hemminghaus, Christopher J. Pappas, and Jim W. Woliver for election as directors to serve until the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified. The Board of Directors recommends a vote FOR all such nominees.

      The Board has nominated Christopher J. Pappas to serve until the 2007 Annual Meeting. Christopher J. Pappas’ brother, Harris J. Pappas, is currently serving until the 2006 Annual Meeting, and, as with all directors, each of them would serve until his or her successor is duly elected and qualified. Pursuant to the terms of the Purchase Agreement dated March 9, 2001, entered into by and among the Company, Christopher J. Pappas and Harris J. Pappas, the Company agreed to submit three persons designated by Christopher J. Pappas and Harris J. Pappas as nominees for election as directors at the 2002 Annual Meeting. Messrs. Pappas designated themselves and Frank Markantonis as their nominees for directors at the 2002 Annual Meeting. The Company is not contractually obligated to nominate Christopher J. Pappas, Harris J. Pappas, or Frank Markantonis for election as directors at the 2004 Annual Meeting. Mr. Markantonis is an attorney whose principal client is Pappas Restaurants, Inc., an entity controlled by Harris J. Pappas and Christopher J. Pappas. The Board of Directors recommends a vote FOR Christopher J. Pappas.

      All such nominees named above have indicated a willingness to serve as directors, but should any of them decline or be unable to serve, proxies may be voted for another person nominated as a substitute by the Board.

      The following information is furnished with respect to each of the nominees and for each of the directors whose terms will continue after the Annual Meeting. Such information includes all positions with the Company and principal occupations during the last five years.

Nominees for Election to Terms Expiring in 2007

      JILL GRIFFIN is a business consultant, an internationally published author, and speaker. She is a principal of the Griffin Group (customer loyalty research, customer relationship program development, and management training), which she founded in 1988. In her early career, she served as senior brand manager for RJR/ Nabisco’s largest brand. She then joined AmeriSuites Hotels where she served as national director of sales and marketing. She has also served on the marketing faculty at the University of Texas at Austin. She is 48 years of age and has been a director of the Company since January of 2003. She is a member of the Personnel and Administrative Policy Committee and the Executive Compensation Committee.

      ROGER R. HEMMINGHAUS is the retired Chairman of Ultramar Diamond Shamrock Corporation where he also served as Chief Executive Officer until 1999 and as President until 1996. He is 67 and has been a director of the Company since January of 1989. He is a director of Tandy Brands Accessories, Inc., CTS Corporation, Excel Energy, Inc., and Southwest Research Institute. He is Vice-Chairman of the Board, Chairman of the Executive Compensation Committee, Vice-Chairman of the Executive Committee, Vice-Chairman of the Board Governance Committee, and a member of the Personnel and Administrative Policy Committee.

      CHRISTOPHER J. PAPPAS is President and Chief Executive Officer of the Company (since March 7, 2001). He is also Chief Executive Officer of Pappas Restaurants, Inc. He is 56 and has been a director of the Company since March of 2001. He is a director of the Sam Houston Council of Boy Scouts of America Board, the Southwest Bank of Texas Advisory Board, and the University of Houston Conrad Hilton School of Hotel and Restaurant Management Dean’s Advisory Board and a former director of the Greater Houston Partnership Board. He is a member of the Board Governance Committee and the Executive Committee.

      JIM W. WOLIVER is a retired former officer of the Company. He was Senior Vice President-Operations from 1995 to 1997 and Vice President-Operations from 1984 to 1995. He is 66 and has been a director of the Company since January of 2001. He is a member of the Personnel and Administrative Policy Committee and the Executive Compensation Committee.

Incumbent Directors Whose Terms Expire in 2006

      J.S.B. JENKINS is President, Chief Executive Officer, and a director of Tandy Brands Accessories, Inc. (manufacturer and marketer of fashion accessories) and has served as such since the company’s formation in 1990. He previously served as the Executive Vice President of the Bombay Company, Inc. He is also a member of the Texas A&M University College of Business Administration/ Graduate School of Business Development Council, the Texas A&M University President’s Council, the advisory board of directors for the

Texas A&M University 12th Man Foundation, and the board of directors for the Cotton Bowl Athletic Association. He is 60 years of age and has been a director of the Company since January of 2003. He is Vice-Chairman of the Finance and Audit Committee.

      JOE C. McKINNEY is Vice-Chairman of Broadway National Bank (since October 1, 2002). He formerly served as Chairman of the Board and Chief Executive Officer of JPMorgan Chase Bank-San Antonio (commercial banking) until his retirement on March 31, 2002. He is 57 years of age and has been a director of the Company since January of 2003. He is a director of Tampa Equities REIT I (USAA), Washington Real Estate Equities REIT I (USAA), Houston Equities REIT I (USAA), and U.S. Industrial REIT (USAA). He is Chairman of the Finance and Audit Committee and a member of the Board Governance Committee and the Executive Committee.

      HARRIS J. PAPPAS is Chief Operating Officer of the Company (since March 7, 2001). He is 59 and has been a director of the Company since March of 2001. He is also President of Pappas Restaurants, Inc. He is a director of Oceaneering International, Inc., Memorial Hermann Affiliated Services, Inc., and the YMCA of Greater Houston. He is also an advisory trustee of Schreiner’s College and an advisory board member of Frost National Bank-Houston. He is a member of the Executive Committee and the Personnel and Administrative Policy Committee.

      JOANNE WINIK is President, General Manager, and a director of KLRN-TV, San Antonio’s Public Broadcasting Service affiliate. She is a director of PBS (Public Broadcasting System). She is 64 and has been a director of the Company since January of 1993. She is Vice-Chairman of the Personnel and Administrative Policy Committee and a member of the Executive Compensation Committee.

Incumbent Directors Whose Terms Expire in 2005

      JUDITH B. CRAVEN is President of JAE & Associates US. She was President of United Way of the Texas Gulf Coast (from 1992 to 1998). She is 58 and has been a director of the Company since January of 1998. She is a director of A.H. Belo Corporation, Sysco Corporation, and Valic Corp. and serves on the Board of Regents of the University of Texas at Austin. She is Chairman of the Personnel and Administrative Policy Committee, Vice-Chairman of the Executive Compensation Committee, and a member of the Board Governance Committee and the Executive Committee.

      ARTHUR R. EMERSON is Chairman/ CEO of Groves Rojas Emerson, an advertising and public relations firm (since June 2000). Prior thereto he was Vice President and General Manager of the Texas Stations of the Telemundo television network. He is a director of USAA Federal Savings Bank and Chairman of its Trust Committee. He is 59 and has been a director of the Company since January of 1998. He is a member of the Finance and Audit Committee.

      FRANK MARKANTONIS is an attorney licensed to practice in Texas since 1973. He has worked extensively in the real estate and corporate areas for over 30 years. He is a member of the State Bar of Texas and the District of Columbia Bar. His principal client is Pappas Restaurants, Inc. He is 55 years old and has been a director of the Company since January of 2002. He is a member of the Personnel and Administrative Policy Committee.

      GASPER MIR, III is currently serving as Executive Advisor to the Superintendent of the Houston Independent School District. Mr. Mir is a principal owner and founder of the public accounting and professional services firm Mir•Fox & Rodriguez, P.C. (since 1988). He is currently on a leave of absence from the accounting firm. He is 57 and has been a director of the Company since January of 2002. He is a director of the Memorial Hermann Hospital System, Sam Houston Council of Boy Scouts, the American Leadership Foundation, the Houston Hispanic Chamber of Commerce, the Advisory Board of the University of Houston-Downtown School of Business, and the Houston Region Board of Directors of JPMorgan Chase Bank of Texas. He is Chairman of the Luby’s Board, Chairman of the Executive Committee and the Board Governance Committee, and a member of the Finance and Audit Committee.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

      The following table sets forth information concerning the beneficial ownership of the Company’s common stock, as of January 22, 2004, for (a) each director currently serving on the Company’s Board, (b) each nominee for election as a director at the 2004 Annual Meeting, (c) each of the officers named in the Summary Compensation Table (Named Officers) not listed as a director, and (d) directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer and shares that the director or executive officer has the right to acquire within 60 days after January 22, 2004.

	Shares	Percent of
	Beneficially	Common
Name(1)	Owned	Stock

Judith B. Craven (2)	27,634	*
Arthur R. Emerson (3)	29,728	*
Jill Griffin (4)	4,000	*
Roger R. Hemminghaus (5)	50,317	*
J.S.B. Jenkins (6)	4,000	*
Frank Markantonis (7)	9,978	*
Joe C. McKinney (8)	4,000	*
Gasper Mir, III (9)	8,452	*
Christopher J. Pappas (10)	2,791,900	10.38%
Harris J. Pappas (11)	2,791,900	10.38%
Ernest Pekmezaris (12)	15,510	*
Peter Tropoli (13)	12,500	*
Joanne Winik (14)	33,412	*
Jim W. Woliver (15)	28,416	*
All directors and executive officers of the Company, as a group (14 persons) (16)	5,811,747	21.61%

*	Represents beneficial ownership of less than one percent of the shares of the Company’s common stock issued and outstanding on January 22, 2004.

(1)	Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares. Shares of phantom stock held by a nonemployee director convert into an equivalent number of shares of the Company’s common stock when the nonemployee director ceases to be a director of the Company on account of resignation, retirement, death, disability, removal, or any other circumstance. The shares of common stock payable upon conversion of the phantom stock are included in this table because it is possible for the holder to acquire the common stock within 60 days if his or her directorship terminated.

(2)	The shares shown for Ms. Craven include 1,500 shares held for her benefit in a custodial account. The shares shown include 14,666 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 11,468 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(3)	The shares shown for Mr. Emerson include 3,237 shares held jointly with his wife in a custodial account. The shares shown include 14,666 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 11,825 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(4)	The shares shown for Ms. Griffin include 4,000 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(5)	The shares shown for Mr. Hemminghaus include 14,300 shares held in a custodial account for the benefit of Mr. Hemminghaus and his wife. The shares shown include 19,666 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 16,351 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(6)	The shares shown for Mr. Jenkins include 4,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(7)	The shares shown for Mr. Markantonis include 100 shares held for his benefit in a custodial account. The shares shown include 6,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 3,878 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(8)	The shares shown for Mr. McKinney include 4,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(9)	The shares shown for Mr. Mir include 6,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 2,452 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(10)	The shares shown for Christopher J. Pappas include 671,900 shares held for his benefit in a custodial account. The shares shown include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of convertible subordinated notes issued in 2001, exclusive of accrued interest which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 11).

(11)	The shares shown for Harris J. Pappas include 671,900 shares held for his benefit in a custodial account. The shares shown include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of convertible subordinated notes issued in 2001, exclusive of accrued interest which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 11).

(12)	The shares shown for Mr. Pekmezaris include 3,010 shares held for his benefit in a custodial account. The shares shown include 12,500 shares which he has the right to acquire within 60 days under the Company’s stock option plans.

(13)	The shares shown for Mr. Tropoli include 12,500 shares which he has the right to acquire within 60 days under the Company’s stock option plans.

(14)	The shares shown for Ms. Winik include 2,578 shares held for her benefit in custodial accounts. The shares shown include 16,333 shares which she has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan and 14,501 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

(15)	The shares shown for Mr. Woliver include 20,416 shares held in a custodial account for the benefit of Mr. Woliver and his wife. The shares shown include 8,000 shares which he has the right to acquire within 60 days under the Nonemployee Director Stock Option Plan.

(16)	The shares shown for all directors and executive officers as a group include 2,362,331 shares which they have the right to acquire within 60 days under the Company’s benefit plans, 2,000,000 shares which they have the right to acquire within 60 days upon conversion of convertible notes, and 60,475 shares of phantom stock held under the Nonemployee Director Phantom Stock Plan.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information as to the beneficial ownership of the Company’s common stock by each person or group known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock as of September 30, 2003, (except for Messrs. Pappas whose information is current as of the date of this filing) and, unless otherwise indicated, is based on disclosures made by the beneficial owners in SEC filings under Section 13 of the Exchange Act:

	Shares	Percent of
	Beneficially	Common
Name and Address of Beneficial Owner (1)	Owned	Stock*

Christopher J. Pappas (2)	2,791,900	10.38%
642 Yale Street Houston, Texas 77007
Harris J. Pappas (3)	2,791,900	10.38%
642 Yale Street Houston, Texas 77007
Berno, Gambal & Barbee, Inc. (4)	2,244,200	8.34%
1100 North Glebe Road, Suite 1040 Arlington, Virginia 22201
Dimensional Fund Advisors, Inc. (5)	1,493,900	5.56%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

*	The percentages shown above differ from those reported in the annual report previously distributed to shareholders because the information relevant to beneficial share ownership has changed since the date of the mailing of the annual report. The change is attributable to an additional 280,000 option shares each for Messrs. Pappas which they have the right to acquire within 60 days pursuant to stock options granted in connection with their employment by the Company in March 2001.

(1)	Except as indicated in these notes and subject to applicable community property laws, each person named in the table owns directly the number of shares indicated and has the sole power to vote and to dispose of such shares.

(2)	The shares shown for Christopher J. Pappas include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of convertible subordinated notes he purchased in 2001, exclusive of any accrued interest, which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 11).

(3)	The shares shown for Harris J. Pappas include 1,120,000 shares which he has the right to acquire within 60 days pursuant to stock options granted in connection with his employment by the Company and 1,000,000 shares which he has the right to acquire within 60 days upon conversion of convertible subordinated notes he purchased in 2001, exclusive of any accrued interest, which also may be converted. (See “Certain Relationships & Related Transactions” beginning on page 11).

(4)	The information pertaining to beneficial ownership by Berno, Gambal & Barbee, Inc. (“BGB”) is based on information furnished to the Company by BGB. In a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003, BGB reported that, with respect to the Company’s common stock, the shares shown in the table above were beneficially owned by BGB, William S. Berno, Paul Gambal, and Scott L. Barbee. According to BGB’s disclosure to the Company, BGB filed a Schedule 13F-HR with the Securities and Exchange Commission on November 14, 2003, in which BGB reported that BGB has sole investment discretion as to all of the shares and sole voting power as to 1,946,400 of the shares and that Mr. Barbee holds sole investment and voting power as to 9,000 shares.

(5)	Dimensional Fund Advisors, Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the “Portfolios”). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power over 1,493,900 shares of Luby’s, Inc. stock as of September 30, 2003. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

INFORMATION CONCERNING MEETINGS, COMMITTEES OF THE BOARD,

AND COMPENSATION OF DIRECTORS

      The Board of Directors held five regular meetings and six special meetings during the fiscal year ended August 27, 2003. Each director attended more than 75% of the aggregate of all meetings of the Board and the committees of the Board on which he or she served during the last fiscal year.

      The Board has determined that Messrs. Emerson, Hemminghaus, Jenkins, McKinney, Mir, and Woliver and Ms. Craven, Griffin, and Winik are “independent” directors under the New York Stock Exchange listing standards, as recently amended by the new corporate governance standards proposed by the New York Stock Exchange and approved by the Securities and Exchange Commission on November 4, 2003. The membership, charters, and key practices of each of these committees will be available after January 31, 2004, on the Company’s website at www.lubys.com.

      The Board currently has the following committees: Finance and Audit, Board Governance, Personnel and Administrative Policy, Executive Compensation, and Executive. The Finance and Audit Committee and the Personnel and Administrative Policy Committee typically meet prior to each regularly scheduled meeting of the Board; otherwise, all committees meet as necessary to fulfill their responsibilities, including regular quarterly meetings of the Finance and Audit Committee with management and the Company’s independent accountants to review the results of operations and the overall financial status of the Company. The committees have been directed by the Board to consider matters within their respective areas of responsibility and to make recommendations to the full Board for action on these matters. Only the Executive Committee is empowered to act on behalf of the Board, and the specific powers of that committee may be exercised only in extraordinary circumstances.

      The Board has adopted certain changes to the committee structure of the Board to comply with new rules adopted by the New York Stock Exchange and the Securities and Exchange Commission. On November 4, 2003, the Securities and Exchange Commission issued final approval of new listing standards proposed by the New York Stock Exchange that address corporate governance issues. The Company must comply with the new standards by the date of its 2004 Annual Meeting. The Board currently intends to implement additional changes to the structure and membership of its committees between the date of this proxy statement and the 2004 Annual Meeting as necessary to comply with the New York Stock Exchange’s new corporate governance standards by the applicable date. Membership and principal responsibilities of the current Board committees are described below.

Finance and Audit Committee

The members of the Finance and Audit Committee are:

Joe C. McKinney (Chair)

J.S.B. Jenkins (Vice-Chair)
Arthur R. Emerson
Gasper Mir, III

      The Finance and Audit Committee met twelve times during the last fiscal year. The Finance and Audit Committee is a standing audit committee established to oversee the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. Its primary functions are to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence; and (4) the performance of the Company’s internal audit function and its independent auditor. The Finance and Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditor and the preparation of the of the Finance and Audit Committee Report, beginning on page 17.

      All members of the Finance and Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange, as amended by the new corporate governance listing standards approved by the Securities and Exchange Commission on November 4, 2003.

      The Board determined that Gasper Mir, III and Joe C. McKinney are “audit committee financial experts” as defined in rules of the Securities and Exchange Commission recently adopted pursuant to the Sarbanes-Oxley Act of 2002. Messrs. Mir and McKinney are independent under the recently amended listing standards of the New York Stock Exchange.

      At each meeting, Committee members have the opportunity to meet privately with representatives of the Company’s independent auditor and with the Company’s Director of Internal Audit. The Board of Directors has adopted a written charter for the Finance and Audit Committee. A copy of the Finance and Audit Committee Charter, as amended effective June 26, 2003, is attached to this proxy statement as Appendix A.

Board Governance Committee

The members of the Board Governance Committee are:

Gasper Mir, III (Chair)

Roger R. Hemminghaus (Vice-Chair)
Judith B. Craven
Joe C. McKinney
Christopher J. Pappas

      The Board Governance Committee met five times during the last fiscal year. The primary functions of this Committee are (1) to maintain oversight of the development, structure, performance, and evaluation of the Board; (2) to seek and recommend candidates to fill vacancies on the Board; and (3) to recommend appropriate Board action on renewal terms of service for incumbent members as their terms near completion. The Board Governance Committee of the Board of Directors will consider qualified nominees for director recommended by shareholders. Recommendations should be submitted in writing to the attention of the Secretary, Luby’s, Inc., 2211 Northeast Loop 410, P.O. Box 33069, San Antonio, Texas 78265-3069.

Personnel and Administrative Policy Committee

The members of the Personnel and Administrative Policy Committee are:

Judith B. Craven (Chair)

Joanne Winik (Vice-Chair)
Jill Griffin
Roger R. Hemminghaus
Frank Markantonis
Harris J. Pappas
Jim W. Woliver

      The Personnel and Administrative Policy Committee met six times during the last fiscal year. The primary functions of the Personnel and Administrative Policy Committee are to monitor and evaluate the policies and practices of (1) human resource management and administration; (2) management development; (3) nonexecutive officer compensation and benefits (other than Board and executive compensation); (4) retirement/savings and investment plan administration; (5) marketing and public relations strategies; (6) safety and security policies; and (7) shareholder relations and communications on matters other than financial reporting.

      None of the members of the Committee is an officer or employee, or a former officer or employee of the Company, except Messrs. Woliver and Pappas. Mr. Woliver retired as an officer and employee of the Company in 1997, and Mr. Pappas is currently Chief Operating Officer of the Company.

Executive Compensation Committee

The members of the Executive Compensation Committee are:

Roger R. Hemminghaus (Chair)

Judith B. Craven (Vice-Chair)
Jill Griffin
Joanne Winik
Jim W. Woliver

      The Executive Compensation Committee met four times during the last fiscal year. The primary functions of the Executive Compensation Committee are (1) to discharge the Board’s responsibilities relating to compensation of the Company’s executives and its Board; and (2) to communicate to shareholders the Company’s executive compensation policies and the reasoning behind such policies. Prior to January 17, 2003, the responsibility to prepare and recommend for Board action compensation for the chief executive and the chief operating officer resided in the Personnel and Administrative Policy Committee. The Board formed the Executive Compensation Committee and adopted a written charter for this committee, effective January 17, 2003.

      All members of the Executive Compensation Committee are independent as that term is defined in the listing standards of the New York Stock Exchange, as amended by the new corporate governance listing standards approved by the Securities and Exchange Commission on November 4, 2003.

Executive Committee

The members of the Executive Committee are:

Gasper Mir, III (Chair)

Roger R. Hemminghaus (Vice-Chair)
Judith B. Craven
Joe C. McKinney
Christopher J. Pappas
Harris J. Pappas

      The Executive Committee met six times during the last fiscal year. The primary functions of this Committee are (1) to facilitate action by the Board between meetings of the Board; and (2) to develop and periodically review the Company’s Corporate Governance Guidelines and recommend such changes as may be determined appropriate to the Board so as to reflect the responsibilities of the Board and the manner in which the enterprise should be governed in compliance with best practices.

Compensation of Directors

      Each nonemployee director other than the Chairman of the Board is currently paid an annual retainer of $25,000. The Chairman of the Board is currently paid an annual retainer of $50,000. In addition to the base annual retainer of $25,000, the Chairman of the Finance and Audit Committee is currently paid an additional annual retainer of $3,000, and the Chairman of each other Board committee is currently paid an additional annual retainer of $1,000. All nonemployee directors are also paid the following meeting fees for each meeting he or she attends: (i) $1,500 per day for each meeting of the Board, including committee meetings attended on the same day as a meeting of the Board, so long as the total duration of the meeting(s) attended on that day exceeds four hours; (ii) $750 per day for each meeting of the Board, including committee meetings attended on the same day as a meeting of the Board, if the meeting is conducted by telephone or its total duration is less than four hours; (iii) $1,000 per day for each meeting of any Board committee held on a day other than a Board meeting day; and (iv) $500 per day for each meeting of any Board committee conducted by telephone on a day other than a Board meeting day.

      Under the Company’s Nonemployee Director Stock Option Plan, as amended and restated (the “Option Plan”), nonemployee directors are periodically granted nonqualified options to purchase shares of the Company’s common stock at an option price equal to 100% of fair market value on the date of grant. Each option terminates upon the expiration of ten years from the date of grant or one year after the optionee ceases to be a director, whichever first occurs. An option may not be exercised prior to the expiration of one year from the date of grant, subject to certain exceptions specified in the Option Plan.

      Pursuant to the provisions of the Option Plan, options were granted on January 31, 2003, to Judith B. Craven, Arthur R. Emerson, Roger R. Hemminghaus, Robert T. Herres, Frank J. Markantonis, Gasper Mir, III, Joanne Winik, and Jim W. Woliver for 2,000 shares each, and to Jill Griffin, J.S.B. Jenkins and Joe C. McKinney for 4,000 shares each, at an option price of $1.98 per share.

      Under the Company’s Nonemployee Director Phantom Stock Plan, as amended and restated (the “Phantom Stock Plan”), nonemployee directors were previously required and encouraged to defer their director retainer and meeting fees into a phantom share account which is credited with dollar amounts in the form of phantom shares priced at current market value of the Company’s common stock. Nonemployee directors were required to defer at least 50% of their director retainer fees until they acquired at least $100,000 of the Company’s common stock based on its average closing price over the preceding 365-day period. In addition, nonemployee directors were encouraged to defer the balance of their director retainer fees and their meeting fees into their respective phantom share accounts by provisions of the Phantom Stock Plan, which provides an additional credit to their account of 25% of any amounts voluntarily deferred. The phantom share accounts were also credited with dollar amounts equal to dividends, if any, paid on the common stock. When a participant ceases to be a director, the number of phantom shares in his or her account is converted into an equal number of shares of the Company’s common stock.

      The Company’s Corporate Governance Guidelines have consistently required deferral of director retainer fees until the $100,000 minimum market value threshold is met. Because the number of authorized shares under the Phantom Stock Plan has been fully depleted, directors may no longer defer payment into the Phantom Stock Plan of cash compensation which would otherwise be payable to nonemployee directors.

      The Company’s Nonemployee Director Deferred Compensation Plan permits nonemployee directors to defer all or a portion of their directors’ fees in accordance with applicable regulations under the Internal Revenue Code. Deferred amounts bear interest at the average interest rate of U.S. Treasury ten-year obligations. The Company’s obligation to pay deferred amounts is unfunded and is payable from general assets of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company obtains certain services from entities owned and controlled by Christopher J. Pappas, President and Chief Executive Officer of the Company, and Harris J. Pappas, Chief Operating Officer of the Company, pursuant to the terms of an Affiliate Services Agreement dated August 28, 2001, and then amended and restated as of July 23, 2002. The types of services periodically provided to the Company by these entities are the supply of goods and other services necessary for the operation of the Company. When the Affiliate Services Agreement was amended, a Master Sales Agreement with such entities was entered into on July 23, 2002, to more properly reflect the current relationship between the Company and those entities regarding the provisions of services and goods.

      During the 2003 fiscal year, the entities owned or controlled by Harris and Christopher Pappas (the “Pappas Entities”) provided goods to the Company under the Master Sales Agreement in the amount of $174,000. Conversely, no services were provided in fiscal 2003 relative to the Affiliate Services Agreement. Subsequent to August 27, 2003, and through January 15, 2004, the Company incurred no costs from the Pappas Entities under either the Master Sales Agreement or the Affiliate Services Agreement.

      Consistent with past practices, the Finance and Audit Committee of the Board reviewed on a quarterly basis all applicable amounts related to either the Master Sales Agreement or the Affiliate Services Agreement. That Committee is composed entirely of nonemployee directors.

      The Company anticipates payments to such entities under the Affiliate Services Agreement and the Master Sales Agreement during the current fiscal year will not exceed $500,000. Such payments will be primarily for goods purchased pursuant to the terms of the Master Sales Agreement. In the opinion of the Finance and Audit Committee, the fees paid by the Company for such goods and/or services are primarily at or below the level which the Company would pay for comparable goods and/or services (if available) from a party unaffiliated with the Company.

      The Company is obligated under a separate agreement dated September 28, 2001, for the lease of real property for the Company’s service center from entities owned or controlled by Harris J. Pappas and Christopher J. Pappas. This lease agreement was amended on May 20, 2003, to expand the space leased by the Company. The proposal to amend the lease was reviewed by the Company’s Internal Audit Department, evaluated by the Finance and Audit Committee of the Board, and evaluated and approved by the Board with Messrs. Pappas and Markantonis abstaining from such vote. The amount paid by the Company under this lease agreement was $79,000 in fiscal 2003. Subsequent to August 27, 2003, and through January 15, 2004, the Company incurred lease costs for the service center in the amount of $34,000. The Company has contracted to pay $82,000 in rent pursuant to said lease agreement to such entities during the current fiscal year. The Company is obligated to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities under said lease.

      The Company previously leased a location from an unrelated third party. That location is used to house increased equipment inventories due to store closures under the current business plan. The Company considered it more prudent to lease this location rather than to pursue purchasing a storage facility, as its strategy is to focus its capital expenditures on its operating restaurants. In a separate transaction, the third-party property owner sold the location to the Pappas Entities during the fourth quarter of fiscal 2003, with the Pappas Entities becoming the Company’s landlord for that location effective August 1, 2003. The amount paid to the Pappas Entities by the Company under this lease agreement was $4,000 in fiscal 2003.

      Before the end of the 2003 fiscal year, the Finance and Audit Committee of the Board approved a proposal to amend the lease for additional space. The amendment expanded the location’s capacity to approximately 27,000 square feet of warehouse space. Subsequent to August 27, 2003, and through January 15, 2004, the Company incurred lease costs for the storage site of $30,000. The Company has contracted to pay $69,000 in rent pursuant to said lease agreement to the Pappas Entities during the current fiscal year. The Company is obligated to pay all related repairs and maintenance, insurance, and pro-rata portion of utilities under said lease.

      In addition to the amounts paid to Christopher J. Pappas and Harris J. Pappas under the terms of said Affiliate Services Agreement, Master Sales Agreement, and Lease Agreements, the Company paid rent to PHCG Investments for real property in Dallas, Texas, pursuant to the terms of a ground lease dated March 25, 1994. Christopher J. Pappas and Harris J. Pappas are general partners of PHCG Investments. The amount paid by the Company to PHCG Investments pursuant to the terms of said ground lease during the last fiscal year was $42,000. During the third quarter of fiscal 2003, the Company terminated its leasehold interest in the property pursuant to a Lease Termination Agreement with a third party unaffiliated with the Company, PHCG, Harris J. Pappas, Christopher J. Pappas, or any of their respective affiliates pursuant to which the Company received, in exchange for termination of its leasehold interest, a payment in cash, the right to remove fixtures and equipment from the premises, and the release of any future obligations under the ground lease. Prior to approving the Lease Termination Agreement, the Board, meeting without Christopher J. Pappas, Harris J. Pappas and Frank Markantonis, reviewed such matters as it deemed necessary to make an informed decision on the transaction, including an M.A.I. appraisal of the fair market value of the leasehold estate.

      The Company entered into a purchase agreement (the “Purchase Agreement”) with Christopher J. Pappas and Harris J. Pappas on March 9, 2001. Pursuant to the terms of the Purchase Agreement, Messrs. Pappas became obligated to purchase convertible subordinated promissory notes (the “Pappas Notes”) from the Company in the aggregate amount of $10 million upon satisfaction of certain conditions specified in the Purchase Agreement. Messrs. Pappas each purchased two convertible subordinated promis-

sory notes dated June 29, 2001, from the Company in the face amounts of $1.5 million and $3.5 million each, resulting in the receipt of $10 million in proceeds by the Company. The Pappas Notes are unsecured, and the rights of Messrs. Pappas to receive payments under the Pappas Notes are subordinate to the rights of the Company’s senior secured creditors. Prior to the default described in the succeeding paragraphs, the Pappas Notes bore interest at a variable rate equal to LIBOR plus two percent, and interest was due quarterly on June 1, September 1, December 1, and March 1. The principal is due on March 1, 2011. Exclusive of any accrued interest that may also be converted, the notes are convertible into the Company’s common stock at $5.00 per share, or 2,000,000 shares, at the election of the holders at any time after January 2, 2003, and prior to the stated redemption date of March 1, 2011, or at any time that the Company tenders prepayment of such amount. The Company has the right to prepay the notes at any time without the payment of any premium or penalty.

      As previously reported in the Company’s Current Report on Form 8-K filed May 23, 2003, on account of the cross-default provisions in the Pappas Notes, the Company’s default on its senior indebtedness constituted an event of default under the Pappas Notes. Under the terms of the Pappas Notes, the interest rate on the indebtedness represented by such notes increases to 10% per annum from the date of such default (such rate being the greater of Libor plus 2% or 10% per annum and being referred to as the “Default Rate”). The Company made the regular quarterly interest payment on the Pappas Notes on March 1, 2003, in the aggregate amount of approximately $84,000; however, under the terms of the Pappas Notes and the subordination agreement entered into by Christopher and Harris Pappas, the Company, and the holders of the senior indebtedness in June 2001 (the “Subordination Agreement”), such amount should not have been paid to Christopher and Harris Pappas because of the existing default on the senior indebtedness. Christopher and Harris Pappas subsequently paid the March 1, 2003, interest payment to the holders of the senior indebtedness in accordance with the provisions of the Pappas Notes and the Subordination Agreement. The resulting failure of the Company to pay interest on the Pappas Notes to Christopher and Harris Pappas on March 1, 2003, and the scheduled payment dates thereafter constitute additional events of default on the Pappas Notes. Christopher and Harris Pappas worked with the Company to document a waiver of all defaults under the Pappas Notes through May 19, 2003. All rights to increase interest on the Pappas Notes through such date have also been waived. As a result, interest accrued on the Pappas Notes through May 19, 2003, at Libor plus 2% for such period (the rate in effect absent a default).

      Christopher and Harris Pappas have not waived defaults from and after May 19, 2003, and after such date the interest on the Pappas Notes accrues at the Default Rate. Under the Subordination Agreement, no payments may be made in respect of principal or interest on the Pappas Notes or otherwise with respect to such Notes unless and until all defaults with respect to senior indebtedness have been cured or waived. However, the subordination provisions do not impair the legal obligation of the Company with respect to the Pappas Notes, which must be paid in full with accrued interest at the applicable rates. In addition, Christopher and Harris Pappas have expressly reserved all their rights and remedies that arise by reason of the defaults, including the right to demand immediate repayment of the Pappas Notes. The Company’s two-year business plan includes the sale of certain properties, the closing of certain unprofitable cafeterias and the repayment of indebtedness, all with the goal, among others, of securing a cure (by agreement with the holders of the Company’s senior indebtedness) to existing defaults with respect to the senior indebtedness. As a result of the existing default on the Pappas Notes, it will also be necessary for the Company to attempt to cure defaults with respect to the Pappas Notes (by agreement with the holders thereof or repayment of the Pappas Notes) in conjunction with such two-year business plan. Otherwise, a continuation of the defaults with respect to the Pappas Notes will continue to result in a default on the Company’s senior indebtedness under existing cross-default provisions thereof.

      Pursuant to the terms of the Purchase Agreement, the Company agreed to submit three persons designated by Christopher J. Pappas and Harris J. Pappas as nominees for election as directors at the 2002 Annual Meeting. Messrs. Pappas designated themselves and Frank Markantonis as their nominees for directors. Christopher J. Pappas and Harris J. Pappas are brothers. Mr. Markantonis is an attorney whose principal client is Pappas Restaurants, Inc., an entity controlled by Harris J. Pappas and Christopher J. Pappas.

      On July 23, 2002, the Company entered into an Indemnification Agreement with each member of the Board of Directors under which the Company obligated itself to indemnify each director to the fullest extent permitted by applicable law so that he or she will continue to serve the Company free from undue concern regarding liabilities. The Company has also entered into an Indemnification Agreement with each person becoming a member of the Board of Directors since July 23, 2002. The Board of Directors has determined that uncertainties relating to liability insurance and indemnification have made it advisable to provide directors with assurance that liability protection will be available in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and any persons beneficially owning more than ten percent of the Company’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to provide copies of such reports to the Company. Based upon the Company’s review of copies of such reports received by the Company and written representation of its directors and executive officers, the Company believes that during the year ended August 27, 2003, all Section 16(a) filing requirements were satisfied on a timely basis.

CORPORATE GOVERNANCE

      During fiscal 2003, the Board adopted amendments to the Company’s Policy Guide on Standards of Conduct and Ethics, which applies to all directors, officers, and employees of the Company. The Board also adopted Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers. After January 31, 2004, these documents will be available on the Company’s website at www.lubys.com.

Code of Conduct and Ethics for All Directors, Officers, and Employees

      In fiscal 2003, the Board amended the existing Policy Guide on Standards of Conduct and Ethics, which is applicable to all directors, officers, and employees, to comply with the new corporate governance standards proposed by the New York Stock Exchange and approved by the Securities and Exchange Commission on November 4, 2003. It is the intent of the Policy Guide on Standards of Conduct and Ethics to promote observance of fundamental principles of honesty, loyalty, fairness, and forthrightness and adherence to the letter and spirit of the law. There shall be no waiver of any part of the Policy Guide on Standards of Conduct and Ethics for any director or executive officer except by a vote of the Board or a designated Board committee that shall ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Policy Guide on Standards of Conduct and Ethics granted to directors and executive officers on the Company’s website at www.lubys.com.

Code of Ethics for the Chief Executive Officer and Senior Financial Officers

      During fiscal 2003, the Board also adopted Supplemental Standards of Conduct and Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Controller, and all senior financial officers (“Senior Officers’ Code”). The Senior Officers’ Code is designed to deter wrongdoing and to promote:

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the registrant;

Compliance with governmental laws, rules, and regulations;

The prompt internal reporting to an appropriate person or persons identified in the code of violations of the code; and

Accountability for adherence to the code.

      Waivers of the Senior Officers’ Code for the Chief Executive Officer, Chief Financial Officer, and the Controller are permitted only by a vote of the Board or a designated Board committee that shall ascertain whether a waiver is appropriate under all the circumstances. The Company intends to disclose any waivers of the Senior Officers’ Code granted to the Chief Executive Officer, Chief Financial Officer, or the Controller on the Company’s website at www.lubys.com.

Receipt and Retention of Complaints Regarding Accounting and Auditing Matters

      To facilitate the reporting of questionable accounting, internal accounting controls or auditing matters, the Company has established an anonymous reporting hotline through which employees can submit complaints on a confidential and anonymous basis. Any concerns regarding accounting, internal accounting controls, auditing, or other disclosure matters reported on the hotline shall be reported to the Chairman of the Finance and Audit Committee. These reports are confidential and anonymous. Procedures are in place to investigate all reports received by the hotline that concern questionable accounting, internal accounting controls, or auditing matters and to take any corrective action, if necessary. The Board shall be notified of these reports at every quarterly Board meeting, or sooner if necessary.

      Any person who has concerns regarding accounting, internal accounting controls, or auditing matters may address them to the attention of Chairman, Finance and Audit Committee, Luby’s, Inc., P.O. Box 33069, San Antonio, Texas 78265-3069.

Nonretaliation for Reporting

      The Company’s policies prohibit retaliation against any director, officer, or employee for any report made in good faith. However, if the reporting individual was involved in improper activity, the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, the Company may consider the conduct of the reporting individual in promptly reporting the information as a mitigating factor in any disciplinary decision.

APPOINTMENT OF AUDITORS (Item 2)

      The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to audit the accounts of the Company for the 2004 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      Approval of the appointment of auditors is not a matter which is required to be submitted to a vote of shareholders, but the Board of Directors considers it appropriate for the shareholders to express or withhold their approval of the appointment. If shareholder approval should be withheld, the Board would consider an alternative appointment for the succeeding fiscal year. The affirmative vote of a majority of the shares present at the meeting in person and by proxy is required for approval. The Board recommends that the shareholders vote FOR approval of the appointment of Ernst & Young LLP.

SHAREHOLDER PROPOSAL (Item 3)

      The proponent of the following shareholder proposal has notified the Company that he intends to cause the proposal set out below to be presented at the Annual Meeting. If the proponent, or a representative of the proponent who is qualified under state law, is present and submits the proposal for a vote, then the proposal will be voted upon at the Annual Meeting. In accordance with Federal securities regulations, we have included the proposal and its supporting statement exactly as submitted by the proponent. We are not responsible for the truthfulness or accuracy of any of the material provided by the proponent. The following proposal contains assertions that, in the judgment of the Board, are incorrect and in many cases are based solely on opinion and are not supported by fact. Rather than recite all of these inaccuracies and refute each of these assertions, the Board has recommended a vote against the proposal for the broader policy reasons set forth following the proponent’s proposal.

Proponent’s Proposal

      The Harold J. Mathis, Jr. Limited Partnership, owner of 300 shares, and Harold J. Mathis, Jr., owner of 450 shares, both with an address of P.O. Box 1209, Richmond Texas, 77406-1209, have proposed the adoption of the following resolution and have furnished the following statement in support of the proposal:

“RESOLVED: That the stockholders of Luby’s, Inc., assembled in annual meeting in person or by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors, new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent elections shall also be on an annual basis.”

REASONS

Investors Stirred Up by Scandals, Rally for Corporate Democracy

“Les Greenberg’s unsuccessful 2000 proxy challenge at Luby’s, Inc. taught him how hard it is for shareholders to unseat management-backed directors.”

THE WALL STREET JOURNAL July 9, 2003

      Strong support was shown at the 2003 annual meeting of Luby’s, Inc. when shareholders in a 60.50%* majority vote expressed their desire that all directors be elected annually. It is this proponent’s belief that classification of the Board of directors is not in the best interest of Luby’s, Inc. and its shareholders. This proponent further believes that it makes a board less accountable to shareholders when all directors do not stand for election each year; the piecemeal election insulating directors and senior management from the impact of poor performance. The annual election of directors fosters board independence, a crucial element of good governance in today’s corporate environment.

ACCOUNTABILITY TO SHAREHOLDERS

1)	Why were shareholders incorrectly told at the last annual meeting that this proposal was approved by “44.4% of the ballots cast”?

2)	If former director Ron Calgaard had a related business interest prior to 2002, why was it not disclosed in the respective proxy materials for those years?

      If you are appalled by this company’s poor performance, indifference to past majority votes and lack of accountability to shareholders, please vote to have the performance of all directors measured annually.

      PLEASE MARK YOUR PROXY IN FAVOR OF THIS PROPOSAL.

*60.50% of yes/no votes cast

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Board’s Statement Opposing the Proposal

      In 1991, the Company’s shareholders approved the current classification system for the Board, dividing the Board into three equal or nearly equal classes, each to serve for a term of three years, with one class elected each year. The staggered election of directors is a common practice that has been approved by the stockholders of many corporations.

      The proponent presented this proposal last year to the Company’s shareholders when it received significant support but far less than the 80% of the outstanding shares necessary to amend the specific section of the Company’s certificate of incorporation to allow for the annual election of directors.

      The Board took seriously the significant support last year’s proposal received and the sentiments of those shareholders voting in support of the proposal. Subsequent to last year’s Annual Meeting, the Personnel and Administrative Policy Committee of the Board, and then the full Board, undertook a review of the corporate governance structure of the Company, including the structure and function of the Board and its committees. In addition, the Personnel and Administrative Policy Committee and the full Board spent considerable time and extensively evaluated the proposal. As a result of this review and evaluation, the Board has concluded that the classification of director terms continues to provide significant benefits to the Company’s shareholders.

      It is the Board’s belief a classified board provides for continuity and stability and enhances the Board’s ability to implement the Company’s long-term strategy and to focus on long-term performance. Because a classified Board makes it more difficult for a substantial shareholder to change the entire Board abruptly without the cooperation of the incumbent Board, it enhances the ability of the Board to consider whether initiatives proposed by such a substantial shareholder are in the best interests of the Company and all of its shareholders. A classified Board permits a more orderly process for directors to consider, in the exercise of their fiduciary responsibilities, any and all alternatives to maximize shareholder value.

      The Board also believes that directors who are elected to three-year terms are just as accountable to shareholders as directors who are elected on an annual basis. Directors have fiduciary duties that do not depend on how often they are elected. The Board is not aware of any known correlation between stock performance and the election of directors to annual terms.

      The Board believes that the best practices in corporate governance are achieved by focusing on the specific qualifications of directors, and ensuring that directors come from diverse backgrounds and have specific skills and experience which contribute to the Board and the operations of the Company. The Board is presently comprised of twelve members, all but three of whom are independent directors. Each current member of the Board brings valuable knowledge and experience to the Company and a majority of the directors at any given time will have prior experience as directors of the Company and will be familiar with the Company’s business strategies and operations. The Board values the wisdom and insight that come with the institutional knowledge of its directors.

      Shareholders should be aware that approval of the proposal would not declassify the Board. To declassify the Board, the Board must propose to the shareholders an amendment to the relevant section of the certificate of incorporation, following which 80% of the total outstanding shares of common stock must approve the proposed amendment. Any approval of the proposal would be only a recommendation to the Board. However, the Company completes a corporate governance review at least annually and, in the case of the past year, more frequently when corporate governance reforms are proposed or enacted by government and regulatory organizations. If the current proposal receives substantial shareholder support, the Personnel and Administrative Policy Committee and the Board will again carefully consider the proposal even if it, or a similar proposal, is not submitted for consideration at the 2005 Annual Meeting of shareholders.

      One point made by the proponent must be addressed. Contrary to the implication of the proponent’s statement that the Company failed to comply with the disclosure requirements of applicable securities laws and regulations relating to business interest of former director, Ron Calgaard, the Company complied at all times with applicable disclosure requirements relating to the related business interests of Dr. Calgaard and any statement or implication to the contrary is false.

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ABOVE PROPOSAL.

FINANCE AND AUDIT COMMITTEE REPORT

      The primary responsibility of the Finance and Audit Committee is to oversee the Company’s accounting and financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the financial statements, and the independent auditor is responsible for auditing those financial statements.

      In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and the independent auditor the Company’s audited financial statements in the Annual Report and their judgment about the quality and appropriateness of accounting principles and financial statement presentations, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements, and major issues as to the adequacy of the Company’s internal controls. In addition, the Committee discussed any matter required to be communicated under generally accepted auditing standards. The Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has discussed with the independent auditor the auditor’s independence from the Company and management, including matters in the written disclosures provided by the independent auditor to the Finance and Audit Committee as required by the Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee also considered the compatibility of nonaudit services with the independent auditor’s independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 27, 2003, for filing with the Securities and Exchange Commission. Based upon the recommendation of the Committee, the Board has appointed Ernst & Young LLP as the Company’s independent auditor for the 2004 fiscal year.

FEES PAID TO THE INDEPENDENT AUDITOR

      Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for the fiscal years ended August 27, 2003, and August 28, 2002, were:

	2003	2002

	(In thousands)
Audit Fees	$162	$158
Audit-Related Fees	3	14
Tax Fees	17	68
All Other Fees	9	16

Total	$191	$256

      In prior years, fees were prepared on a paid basis. In 2003, fees were compiled on a billed basis. Accordingly, certain fees for fiscal year 2002 were reclassified to conform to the presentation of the current year fees.

      Audit Fees for the fiscal years ended August 27, 2003, and August 28, 2002, were for professional services in connection with the audits of the consolidated financial statements of the Company, review of Quarterly Reports on Form 10-Q, and consents and assistance with the review of documents filed with the Securities and Exchange Commission.

      Audit-Related Fees for the fiscal years ended August 27, 2003, and August 28, 2002, were mainly for assurance and related services for benefit plan audits.

      Tax Fees for the fiscal years ended August 27, 2003, and August 28, 2002, were for services related to tax compliance (including the preparation of income tax returns for the latter year) and claims for refund, tax planning, and tax advice (including federal and state audit assistance). In fiscal 2003, the Company began preparing the returns internally.

      All Other Fees for the fiscal years ended August 27, 2003, and August 28, 2002, were for services rendered for certain limited scope, agreed-upon procedures.

      The de minimis exception was not used for any fees paid to Ernst & Young LLP.

      The Finance and Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

PREAPPROVAL POLICIES AND PROCEDURES

      All auditing services and nonaudit services provided by Ernst & Young LLP must be preapproved by the Finance and Audit Committee. Generally, this approval will take place each year at the August meeting of the Finance and Audit Committee for the subsequent fiscal year and as necessary during the year for unforeseen requests. The nonaudit services specified in Section 10A(g) of the Securities Exchange Act of 1934 may not be provided by Ernst & Young LLP. Ernst & Young LLP will provide a report to the Chair of the Finance and Audit Committee prior to each regularly scheduled Finance and Audit Committee meeting detailing all fees, by project, incurred by Ernst & Young LLP year-to-date and an estimate for the fiscal year. The Chair of the Finance and Audit Committee will review the Ernst & Young LLP fees at each Finance and Audit Committee meeting. The Finance and Audit Committee will periodically review such fees with the full Board of Directors.

Members of the Committee:

Joe C. McKinney (Chair)

J.S.B. Jenkins (Vice-Chair)
Arthur R. Emerson
Gasper Mir, III

EXECUTIVE OFFICERS

      Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until his successor is duly elected and qualified:

	Served as	Positions with Company and
Name	Officer Since	Principal Occupation Last Five Years	Age

Christopher J. Pappas	2001	President and CEO (since March 2001), CEO of Pappas Restaurants, Inc.	56
Harris J. Pappas	2001	Chief Operating Officer (since March 2001), President of Pappas Restaurants, Inc.	59
Ernest Pekmezaris	2001	Senior Vice President and CFO (since March 2001), Treasurer and former CFO of Pappas Restaurants, Inc.	60
Peter Tropoli	2001	Senior Vice President-Administration (since March 2001), attorney in private practice.	32

EXECUTIVE COMPENSATION COMMITTEE REPORT

      The Executive Compensation Committee of the Board presents the following report on executive compensation. The report describes the Company’s executive compensation programs and the bases on which the Committee made recommendations for compensation decisions for fiscal 2003, with respect to the Company’s executive officers, including those named in the compensation tables.

Compensation Objectives

      The Committee annually evaluates the effectiveness of the Company’s executive compensation program in incentivizing and rewarding executive performance that leads to long-term enhancement of shareholder value and encouraging executives who deliver such performance to continue with the Company for the long-term. The Company’s executive compensation program currently consists of the elements summarized below.

•	Base Salary. Base salaries that are fair and competitive consistent with the Company’s position in the foodservice industry are used to compensate ongoing performance throughout the year. Base salaries are reviewed annually.

•	Annual Bonus. Annual bonuses are awarded to executives based on an evaluation of both corporate performance and the executive’s individual contribution to the long-term interests of shareholders.

•	Long-Term Incentives. Long-term incentives, such as stock options, are used to (i) incentivize performance that leads to enhanced shareholder value and (ii) encourage retention.

•	Stock Ownership. Stock ownership guidelines are used to more closely align the interests of the Company’s executives with the interests of shareholders.

      The Company’s executive compensation program is designed to enable the Company to attract, retain, and motivate the highest quality of management talent.

Annual Base Salaries

      The Committee annually advises the Board on the appropriateness and reasonableness of the base salaries to be paid to the Company’s executive officers and approves base salaries and salary increases for executives. The Committee evaluates base salaries with reference to the Company’s performance for the prior fiscal year and competitive compensation data, as well as a subjective evaluation of each executive’s contribution to the Company’s performance, each executive’s experience, responsibilities, and management abilities. Company performance is measured by net income, total sales, comparable store sales, return on shareholders’ equity, and other financial factors. Since compensation of the Chief Executive Officer and Chief Operating Officer is fixed by contract (See “Executive Compensation Committee Report — Compensation of Chief Executive Officer”), the Committee’s responsibility in regard to their compensation has been limited. However, the employment contracts for the Chief Executive Officer and Chief Operating Officer currently in effect expire in March of 2004, and the Committee is involved in advising the Board on the appropriateness and reasonableness of base salaries for the Chief Executive Officer and the Chief Operating Officer for service rendered to the Company after March of 2004.

Stock Options

      The Committee administers the Company’s stock option, ownership, and other equity-based compensation plans. The Committee considers generally on an annual basis the granting of incentive stock options to eligible executive officers and other key employees. The options, which are granted at 100% of market price on the date of grant, are typically for six-year terms. The number of option shares granted each year is typically determined by a formula based on a dollar amount divided by the option’s exercise price. The dollar amount is determined as a percentage of the executive’s base salary, which percentage varies based upon the executive’s responsibility level, the percentage of equity compensation paid at comparable companies, and the executive’s individual performance. Executives with a higher level of responsibility typically receive option grants equal to a larger percentage of their base salaries. The number of option shares held by an executive is not considered in determining stock option awards.

Stock Ownership Guidelines

      The Board of Directors has adopted guidelines for ownership of the Company’s common stock by executives and directors to help demonstrate alignment of the interests of the Company’s executives and directors with the interests of its shareholders. The guidelines provide that executives and directors are expected to attain the following levels of stock ownership within five years of election to the specified director or officer position:

Position	Share Ownership

Chief Executive Officer	4 times annual base salary
President and Senior Vice President	2 times annual base salary
Vice President	Equal to annual base salary
Nonemployee Director	Shares with a market value of at least $100,000

      Phantom stock and stock equivalents in the nonemployee director deferred compensation plan are considered common stock for purposes of the guidelines since they are, in effect, awarded in lieu of cash compensation for board services.

Stock Purchase Loans Made in 1999

      During January and February 1999, to facilitate the purchase of Luby’s stock by certain Luby’s officers pursuant to Luby’s Incentive Stock Plan, the Company guaranteed loans of approximately $1.9 million related to open-market purchases of Company stock by various officers of the Company pursuant to the terms of a shareholder-approved plan. Under the officer loan program, shares were purchased by certain Luby’s officers with funding obtained from JPMorgan Chase Bank, one of the four members of the bank group that participates in the Company’s credit facility. Per the original terms of the agreements, these instruments only required annual interest to be paid by the individual debtors, with the entire principal balances due upon their respective maturity dates, which occur during the first three months of calendar 2004, unless extended by the note holders.

      As of January 15, 2004, the notes had an aggregate outstanding balance of approximately $1.6 million. None of the individual debtors under these officer loan notes is currently, and was not as of August 27, 2003, senior executives or directors of the Company.

      The underlying guarantee on these loans includes a cross-default provision. The Company received notice from JPMorgan Chase Bank that the default in the Company’s credit facility led to a default in the officer loans. JPMorgan Chase Bank initially requested that the Company repurchase the notes; however, such action cannot be completed without comprehensive resolution with the entire bank group. On July 10, 2003, JPMorgan Chase Bank notified the Company that although it continues to reserve all rights and remedies, it has not elected to pursue those rights and remedies in order to allow further discussions among the bank group. This notice did not constitute a waiver. The Company is therefore working constructively with all members of the bank group in an effort to cure all defaults and satisfactorily meet each lender’s expectations.

      In the event of individual debtor default, the Company could be required to purchase the loans from JPMorgan Chase Bank, become holder of the notes, record the receivables, and pursue collection. The purchased Company stock has been and can be used by borrowers to satisfy a portion of their loan obligation. As of January 15, 2004, based on the market price on that day, approximately $342,000, or 21.2% of the note balances, could have been covered by stock, while approximately $1.3 million, or 78.8%, would remain outstanding.

Employment Agreements

      The Company is a party to employment agreements with Christopher J. Pappas (President and Chief Executive Officer) and Harris J. Pappas (Chief Operating Officer). The employment agreements were filed with the Securities and Exchange Commission as exhibits to the Company’s Current Report on Form 8-K, filed March 15, 2001. Each agreement provides for a fixed base annual salary of $100,000 during the term of the agreements, plus bonus compensation at the discretion of the Board or appropriate Board committee. Pursuant to the agreements, Messrs. Pappas each received a nonqualified stock option to purchase 1,120,000 shares of the Company’s common stock at an exercise price per share equal to five dollars ($5.00) per share. The employment agreements expire on March 31, 2004.

Change in Control Agreements

      The employment agreements of Christopher J. Pappas and Harris J. Pappas each provide that the employee will be entitled to receive all of his compensation and benefits under the contract until March 31, 2004, if his employment is terminated by the Company without cause (as therein defined) or if he terminates his employment for good reason (as therein defined).

Salary Continuation Agreements

      The Company currently has no salary continuation agreement, or agreement having similar effect, in place with any employee of the Company.

Deferred Compensation Plan

      Beginning June 1, 1999, the Company maintained a Deferred Compensation Plan for all highly compensated employees, including the president and all senior vice presidents. The plan permitted highly compensated employees to defer a portion of their annual compensation into unfunded accounts with the Company. The deferrals mirror the results of a phantom investment portfolio theoretically (but not actually) invested in funds selected by each participant, including a Luby’s, Inc. stock fund. None of the Named Officers (as that term is defined below under the heading “Executive Compensation”) currently participates in the Deferred Compensation Plan. The Company terminated the plan after the end of fiscal 2003, and the funds will be distributed in fiscal 2004.

Compensation of Chief Executive Officer

      In fiscal 2003, the Company paid Christopher J. Pappas an annual base salary of $100,000, which is the annual base salary that has been in effect since he initially took office as the President and Chief Executive Officer of the Company in March of 2001. The employment contract entered into with Mr. Pappas, which was approved by the Board in 2001, fixes Mr. Pappas’ base salary at $100,000 per year for the duration of the contract, which expires on March 31, 2004. Pursuant to the employment contract, he was granted stock options on March 9, 2001, for 1,120,000 shares of common stock at $5.00 per share. See “Employment Agreements.”

Members of the Committee:

Roger R. Hemminghaus (Chair)

Judith B. Craven (Vice-Chair)
Jill Griffin
Joanne Winik
Jim W. Woliver

EXECUTIVE COMPENSATION

      The table below contains information concerning annual and long-term compensation of the current Chief Executive Officer, all persons who served as Chief Executive Officer of the Company during the last fiscal year, and the most highly compensated individuals who made in excess of $100,000 and who served as executive officers during the last fiscal year (the “Named Officers”), for services rendered in all capacities for the fiscal years ended August 27, 2003, August 28, 2002, and August 31, 2001.

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

						Securities
					Restricted	Underlying
	Fiscal			Other Annual	Stock	Options/	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation (1)	Awards	SARs (2)	Payouts	Compensation

Christopher J. Pappas	2003	$100,000	$0	$0	$0	0	$0	$0
President and Chief	2002	107,564	0	0	0	1,120,000	0	0
Executive Officer	2001	45,161	0	0	0	0	0	0
Harris J. Pappas	2003	100,000	0	0	0	0	0	0
Chief Operating Officer	2002	107,564	0	0	0	1,120,000	0	0
	2001	45,161	0	0	0	0	0	0
Ernest Pekmezaris	2003	200,000	0	0	0	0	0	0
Senior Vice President	2002	215,128	0	0	0	25,000	0	0
and Chief Financial	2001	90,232	0	0	0	0	0	0
Officer
Peter Tropoli	2003	150,000	0	24,662	0	0	0	0
Senior Vice President –	2002	161,346	0	0	0	25,000	0	0
Administration	2001	50,000	0	0	0	0	0	0

(1)	Perquisites and other personal benefits that did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer have been excluded.

(2)	The Company has not issued any stock appreciation rights to the Named Officers.

      There were no grants of stock options or stock appreciation rights (“SARs”) to the Named Officers during fiscal 2003. The Company has not granted SARs to any of the Named Officers.

      The table below reports exercises of stock options and SARs by the Named Officers during fiscal 2003, and the value of their unexercised stock options and SARs as of August 27, 2003. Except for the stock options granted to Messrs. Pappas, which were granted pursuant to their employment contracts with the Company, the stock options were granted under the Company’s Incentive Stock Plans. The Company has not granted SARs to any of the Named Officers.

Aggregated Options/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

				Value of Unexercised
			Number of Securities	In-the-Money
			Underlying Unexercised	Options/SARs
	Shares Acquired	Value	Options/SARs at FY-End	at FY-End (1)
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Christopher J. Pappas	0	$0	840,000/280,000	$0/0
Harris J. Pappas	0	0	840,000/280,000	0/0
Ernest Pekmezaris	0	0	12,500/12,500	0/0
Peter Tropoli	0	0	12,500/12,500	0/0

(1)	The value of unexercised options is based on a price of $2.37 per common share at August 27, 2003.

DEFERRED COMPENSATION

      Beginning June 1, 1999, the Company maintained a Deferred Compensation Plan for all of its highly compensated employees, which permitted deferral of a portion of annual compensation. The plan was terminated in fiscal 2003 and funds will be distributed in fiscal 2004. See the discussion under the caption “Deferred Compensation Plan” in the Report of the Executive Compensation Committee.

      The Company has a Supplemental Executive Retirement Plan which is designed to provide benefits for selected officers at normal retirement age with 25 years of service equal to 50% of their final average compensation offset by Social Security, profit sharing benefits, and deferred compensation. Some of the officers designated to participate in the plan have retired and are receiving benefits under the plan. Accrued benefits of all actively employed participants become fully vested upon termination of the plan or a change in control (as defined in the plan). The plan is unfunded, and the Company is obligated to make benefit payments solely on a current disbursement basis. None of the Named Officers is currently entitled to participate in the Supplemental Executive Retirement Plan.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on the Company’s common stock for the five fiscal years ended August 27, 2003, with the cumulative total return on the S&P SmallCap 600 Index and an industry peer group index. The peer group index is comprised of Bob Evans Farms, Inc.; Piccadilly Cafeterias, Inc.; Ryan’s Family Steak Houses, Inc.; and Worldwide Restaurant Concepts (aka Sizzler International, Inc.). These companies are multiunit family restaurant operators in the mid-price range.

      The cumulative total shareholder return computations set forth in the performance graph assume an investment of $100 on August 31, 1998, and the reinvestment of all dividends. The returns of each company in the peer group index have been weighted according to the respective company’s stock market capitalization.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG LUBY’S, INC., THE S&P SMALLCAP 600 INDEX
AND A PEER GROUP

*$100 invested on 8/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending August 31.

Copyright ©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

	8/98	8/99	8/00	8/01	8/02	8/03

Luby’s, Inc.	$100.00	$92.50	$41.02	$66.67	$38.12	$18.60
S&P SmallCap 600	100.00	124.21	159.22	160.09	144.83	177.71
Peer Group	100.00	104.17	85.47	127.83	140.52	159.55

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Proposals of shareholders for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 Annual Meeting of Shareholders submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by the Company at its corporate office no later than September 25, 2004. Notice of a shareholder proposal submitted outside the processes of Rule 14a-8 with respect to the Company’s 2005 Annual Meeting of Shareholders will be considered untimely if received by the Company after December 9, 2004.

DIRECTOR NOMINATIONS FOR 2005 ANNUAL MEETING

      The Company’s Bylaws provide that candidates for election as directors at an Annual Meeting of Shareholders shall be nominated by the Board of Directors or by any shareholder of record entitled to vote at the meeting, provided the shareholder gives timely notice thereof. To be timely, such notice shall be delivered in writing to the Secretary of the Company at the principal executive offices of the Company not later than 90 days prior to the date of the meeting of shareholders at which directors are to be elected and shall include (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, age, and business address of each nominee; and (iii) such other information with respect to each nominee as would be required to be disclosed in a proxy solicitation relating to an election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. The transfer agent and registrar for the Company’s common stock, American Stock Transfer & Trust Company, as a part of its regular services and for no additional compensation other than reimbursement for out-of-pocket expenses, has been engaged to assist in the proxy solicitation. Proxies may be solicited through the mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers, and other employees of the Company who will receive no additional compensation therefor.

      The Company requests persons such as brokers, nominees, and fiduciaries holding stock in their names for the benefit of others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company reimburses such persons for their reasonable expenses.

By Order of the Board of Directors,

Drew R. Fuller, Jr.
Secretary

Dated: January 23, 2004

APPENDIX A

LUBY’S, INC.

FINANCE AND AUDIT COMMITTEE CHARTER

Dated June 26, 2003

SCOPE AND PURPOSE

      The Finance and Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Luby’s, Inc. (the “Company”) is formed by the Board to monitor and evaluate corporate financial plans and performance and to assist the Board in monitoring:

      1. The integrity of the financial statements of the Company.

      2. The compliance by the Company with legal and regulatory requirements.

      3. The independent auditor’s qualifications and independence.

      4. The performance of the Company’s internal audit function and its independent auditor.

      The Committee shall regularly and fully report its actions and findings to the Board.

      The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

      The Committee shall have the authority to retain special legal, accounting, or other advisors to advise the Committee, as the Committee deems necessary or appropriate. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any special legal, accounting, or other advisors employed by the Committee.

      The Committee may request any officer or employee of the Company, the Company’s outside counsel, or independent auditor(s) to attend a Committee meeting or to meet with any members of, or advisors to, the Committee.

FUNCTIONS

      The duties and responsibilities of the Committee will include, but are not limited to, the following:

Financial Statements

1.	Review and discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including without limitation the selection, application, and disclosure of critical accounting principles, policies and practices; any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

2.	Review and discuss with management and the independent auditor quarterly reports from the independent auditor addressing:

a.	All critical accounting policies and practices used by the Company.

b.	All alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments and the treatment recommended by the independent auditor.

c.	Other material written communications between the accounting firm and management of the Company.

3.	Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board each year whether or not the audited consolidated financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

5.	Review and discuss with management and the independent auditor the effect of any off-balance sheet transactions, arrangements, obligations (including contingent obligations) and any other relationships of the Company with unconsolidated entities that may have a current or future material effect on the Company’s financial statements.

6.	Review and discuss with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

7.	Review the asset/liability valuation methods used by management. Such review should include, but not be limited to, a review of reports concerning nonproducing assets and the adequacy of reserve balances.

8.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

9.	Review the Company’s tax status, including the status of tax reserves and significant tax planning issues.

10.	Review legal, regulatory, and tax matters that may have a material impact on the financial statements; related compliance policies; and programs and reports received from regulators and provide a summary to the Board.

11.	Discuss generally the types of information to be disclosed and the presentation to be made in earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance (if any) given to analysts and rating agencies.

Oversight of the Relationship with the Independent Auditor

1.	Appoint, retain, terminate, and replace the independent auditor, subject, if applicable, to shareholder ratification. The independent auditor shall report directly to the Committee.

2.	Resolve disagreements between management and the independent auditor.

3.	Approve all audit engagement fees and terms and all significant nonaudit engagements with the independent auditor.

4.	Preapprove all auditing services and permitted nonaudit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for nonaudit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are approved by the Committee prior to the completion of the audit.

5.	Review annually a report by the independent auditor describing:

a.	The firm’s internal quality-control procedures.

b.	Any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues.

c.	All relationships between the independent auditor and the Company.

6.	Review the external and internal audit scopes and plans and the coordination of internal and external audit efforts to ensure completeness, reduction of redundant efforts, and the effective use of audit resources. Review any changes required in the planned scope of the internal audit plan.

7.	Review and evaluate independent audit reports, including the matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

8.	Review and evaluate the lead partner of the independent auditor team.

9.	Ensure the regular rotation of the audit partners as required by law and consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

10.	Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and recommend that the Board take appropriate action in response to the independent auditor’s report to satisfy itself of the independent auditor’s independence.

      11. Review and discuss with the independent auditor:

a.	Accounting adjustments that were identified or proposed by the independent auditor and were not implemented.

b.	Any problems or difficulties the independent auditor encountered in the course of the audit work and management’s response thereto, including, without limitation, any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management.

c.	The responsibilities, budget, and staffing of the Company’s internal audit.

d.	Assurance from the independent auditor that section 10A(b) of the Exchange Act, which refers to “Required Response to Audit Discoveries,” has not been implicated.

e.	Communications between the audit team and the firm’s national office relating to auditing or accounting issues presented by the engagement.

f.	Any “management letter” or “internal control letter” issued or proposed to be issued by the independent auditor to the Company and any other material written communications between the independent auditor and management.

g.	Internal audit compliance with the Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing (Standards).

12.	Taking into consideration the views of the internal auditor and management, annually review and evaluate the qualifications, performance, and independence of the independent auditor and the senior members of the independent auditor team. The Committee’s review and evaluation shall take into consideration, among other things, the rotation of the lead audit and reviewing partners, the disclosures of the independent auditor required by Independent Standards Board Standard No. 1, the adequacy of the auditor’s quality controls, and whether the provision of nonaudit services is compatible with maintaining the auditor’s independence. The Committee shall report its conclusions to the Board.

13.	Periodically meet with the managing partner having responsibility for the Company’s account and, in all cases, meet with the managing partner when such responsibility passes to another partner.

14.	Set clear hiring policies for employees and former employees of the independent auditor. At a minimum, ensure compliance with the “cooling-off” period required by the rules and regulations of the Commission.

15.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

16.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Internal Audit Function

1.	Review the independence of the internal audit department and the ability of the department to raise issues to the appropriate level of authority, including direct access to the chief executive officer. Ensure that the internal audit function, in addition to its support of the chief financial officer and chief executive officer, is responsive to the needs of the Committee and ultimately the Board; direct access between the Board and the Committee and the director of internal audit must be preserved by the Committee and recognized by management.

2.	Review the responsibilities, organizational structure, budget, and qualifications of the internal audit function.

3.	Discuss with the independent auditor and management, the internal audit department’s responsibilities, budget, and staffing and any changes in the planned scope of the internal audit.

4.	Review and approve any recommendation from management to reassign, appoint, replace, or dismiss the director of internal audit.

5.	Review the significant reports to management prepared by the internal audit department and management’s responses.

6.	At least annually, review and assess the adequacy of the Internal Audit Charter and recommend any proposed revisions to the Board for approval.

Business Risks

1.	Consider and review with management, the independent auditor, and the director of internal audit the adequacy of internal controls, including computerized information system controls. Review any significant changes in the Company’s internal controls or in other factors that could significantly affect these controls and any special audit steps adopted in light of control deficiencies.

2.	Discuss with management the Company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Review and discuss with management, the director of internal audit, and the independent auditor the Company’s system of internal controls and policies relating to risk assessment and management.

3.	Review, analyze, and recommend for approval to the Board, management’s policies and plans regarding:

a.	Financial management, including, but not limited to, major acquisitions, investments, and capital expenditures.

b.	Business risk management, including credit risks, control risks, asset/ liability management risks (such as nonproducing assets), regulatory risks (such as tax exposure items), operations risks, and management risks.

4.	Review annually the adequacy and costs of the Company’s risk management program.

5.	Review with the Company’s general counsel:

a.	Any legal matter that could have a significant impact on the Company’s financial statements or the Company’s compliance policies.

b.	The effectiveness of the Company’s compliance program in detecting and preventing violations of law and the Company’s code of conduct.

6.	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or auditing matters.

7.	Review the Company’s code of ethics for senior officers.

8.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of disclosure controls and internal controls over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

9.	At least annually, review and assess the adequacy of the charter of the Disclosure Committee and recommend proposed revisions to the CEO and CFO.

Corporate Financial Status and Performance

1.	Review management’s financial plans, projections, and forecasts and report (with appropriate recommendations) to the Board.

2.	Review and evaluate corporate financial performance on a periodic basis and ensure that management provides appropriately definitive quarterly summaries to the Board.

3.	Review proposed operating and capital budgets, and propose such approval actions as are appropriate to the Board.

4.	At least semi-annually review the Company’s balance sheet and report findings to the Board.

5.	Review and approve the planned issuance of debt and equity and the repurchase of Company equity.

6.	Review and approve adequacy and significant changes in the Company’s bank credit agreement and report such findings and actions to the full Board.

7.	Review plans to acquire or dispose of assets that in aggregate exceed $5,000,000 in any fiscal year or any individual assets that exceed $3,000,000.

Finance and Audit Committee Performance

1.	At least annually, review and assess the adequacy of the Committee’s Charter and recommend any proposed revisions to the Board for approval.

2.	Periodically, but no less frequently than annually, review and update the working addendum, and ensure it is used during the year.

3.	At least biennially, perform a self-assessment of Committee performance.

4.	Perform any other activities consistent with this Charter, the Company’s bylaws and certificate of incorporation as the Committee or the Board deems necessary or appropriate.

SEC Reports

1.	Review the financial report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

2.	Review the periodic filings required under the rules of the Securities and Exchange Commission with management and the independent auditor prior to filing.

3.	Review with management and the independent auditor any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

4.	Review and discuss with management and the independent auditor any pro forma information proposed to be included in the Company’s financial statements or any other public disclosure.

5.	Obtain reports from management, the director of internal audit, and the independent auditor that the Company and its subsidiary/ affiliated entities are in conformity with applicable legal requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

DURATION

      The Committee shall continue in existence on a permanent basis until dissolved by the Board.

CHAIR

      The chair and the vice-chair of the Committee shall be appointed by the Board with due consideration given to nominee(s) presented by the Executive Committee.

MEMBERSHIP AND ORGANIZATION

1.	The Committee shall consist of at least three members. Each member shall meet the independence, experience, and financial literacy requirements of applicable rules and regulations, including, without limitation, the listing standards of the New York Stock Exchange, Section 10A(m)(3) of the Exchange Act and the rules and regulations of the Securities and Exchange Commission, as such are amended from time to time. In addition, at least one member shall qualify as a “financial expert” as that term is defined by rules and regulations of the Securities and Exchange Commission. Members shall not simultaneously serve on the audit committees of more than two other public companies.

2.	The members of the Committee shall be appointed by the Board Governance Committee, subject to approval by the Board, at its next meeting following the annual meeting of shareholders and shall serve until the first meeting of the Board following the annual meeting of shareholders and until their successors are elected or until their earlier death, resignation or removal, with or without cause, in the discretion of the Board. Unless a chair is appointed by the Board, the members of the Committee shall elect a chair by majority vote of the full Committee membership.

3.	The Committee may form and delegate authority to a subcommittee or subcommittees, when appropriate, including the authority to preapprove the retention of the independent auditor for performance of audit and nonaudit services not prohibited under Section 10A(g) of the Exchange Act and not subject to the de minimis exception under Section 10A(i)(1)(B) of such Act, provided that the terms of the engagement and fee for such services shall be presented to the full Committee at the next scheduled meeting following the preapproval.

4.	The Committee shall promptly inform the Board of the actions taken or issues discussed at its meetings. This will generally take place at the Board meeting following a Committee meeting.

MEETINGS

      The Committee shall meet at such times and shall conduct such business as is more specifically described in the working addendum. The Committee shall meet periodically with management, the internal auditors, and the independent auditor in separate executive sessions. The chief financial officer will coordinate meetings between the Committee and the independent auditor and director of internal audit. However, the Committee and each member of the Committee have the right to contact the independent auditor or the director of internal audit directly. The independent auditor(s) and the director of internal audit and other members of the internal audit team have the right to contact the Committee or any member of the Committee directly. Agendas and advance materials will be provided to the Committee members in advance of meetings. Special meetings may be held as called by the chair of the Committee; the chair shall honor the request of any Committee member to call a special meeting.

      Meetings are to be attended by members of the Committee, the appointed recorder, the chief financial officer, and any guest whose attendance is approved in advance by the chair.

      The chief financial officer will be the primary point of contact and provide administrative support to the Committee.

      Three members shall constitute a quorum. If a quorum is present, a majority of the members present shall decide any questions brought before the Committee. Any member of the Committee may call a meeting of the Committee upon due notice to each other member at least forty-eight hours prior to the meeting.

MINUTES & REPORTS

      The Board chair in collaboration with the chair of the Committee shall designate a person to record the proceedings of the Committee’s meetings and to distribute such record as directed by the chair. The records of the Committee meetings shall be confidential, but shall be distributed to all Board members and retained as directed by the Board chair for a period of at least ten years.

      The chair may authorize the creation and distribution of reports or position papers as appropriate.

EFFECTIVE DATE

      This Charter was reviewed by the Finance and Audit Committee and approved by the Board on June 26, 2003, in order to govern the subsequent operation of the Finance and Audit Committee.

      Note: While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Policy Guide on Standards of Conduct. It is management’s responsibility to ensure that appropriate reports are made to the Board.

PROXY

LUBY’S, INC.
c/o American Stock Transfer & Trust Company
59 Maiden Lane, New York, New York 10007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Judith B. Craven, J.S.B. Jenkins, and Joe C. McKinney, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this card, all the shares of Common Stock of Luby’s, Inc. held of record by the undersigned on January 22, 2004, at the Annual Meeting of Shareholders to be held on February 26, 2004, or any adjournment thereof.

☒	Please mark your votes as in this example.

1. Election of	For	Withheld	Nominees:
Directors	☐	☐	Jill Griffin
Roger R. Hemminghaus
Christopher J. Pappas
Jim W. Woliver

For, except vote withheld
from the following nominee(s):

2. Proposal to approve the appointment of Ernst & Young LLP as the independent public accountants of the corporation.	For ☐	Against ☐	Abstain ☐

3. Nonbinding shareholder proposal to declassify elections of directors.	For ☐	Against ☐	Abstain ☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	For ☐	Against ☐	Abstain ☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2, and AGAINST proposal 3.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

SIGNATURE	DATE	SIGNATURE		DATE

IF HELD JOINTLY

NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.